DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

Registration No. 811-07460
FORM N-SAR
Semiannual Period Ended May 31, 2017

SUB-ITEM 77D: Policies with respect to security investments

On February 15, 2017, the Board of Directors authorized the Delaware Investments Dividend and Income Fund, Inc. (the ?Fund?) to increase its investment authority to allow the Fund to invest up to 25% of its net assets in securities issued by real estate investment trusts. This change became effective sixty (60) days following the issue of the Fund?s press release on March 3, 2017.
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